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Exhibit 99.01

HYBRID NETWORKS,INC.
Balance Sheet
July 2001 with pro forma
 (amounts in thousands)

    The following pro forma adjustments to the Company's historical unaudited balance sheet as of July 31, 2001 show the effect of the conversion of $7.5 million of convertible debentures plus accrued interest expense into 7,560 shares of newly issued Series K preferred stock, with a par value of $0.001 per share and a face value of $1,000 per share, which took place on August 13, 2001, and which was reported in the Company's S-3 filing with the SEC on August 17, 2001.

    The entities involved were the Halifax Fund LLP (investor) and Hybrid Networks, Inc. (issuer).

	July 2001 Actual	Pro Forma Adjustments		July 2001 Pro Forma
ASSETS
Cash & equivalents	$2,506	$—		$2,506
Accounts receivable	4,323	—		4,323
Inventories-net	4,684	—		4,684
Prepaid expenses	105	—		105

Total current assets	11,618	—		11,618
Fixed assets-net	1,913	—		1,913
Other assets	895	(724)	a	171

Total assets	$14,426	$(724)		$13,702

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$2,867	$—		$2,867
Accrued liabilities	2,200	(38)	b	2,162
Convertible debenture	5,500	—		5,500

Total current liabilities	10,567	(38)		10,529
Convertible notes-net	2,888	(2,887)	c	1
Other long term liabilities	135	—		135

Total liabilities	13,590	(2,925)		10,665
Stockholder equity	836	2,887	c	3,037
		38	b
		(724)	a

Total stockholder equity	836	2,201		3,037

Total liabilities and stockholder's equity	$14,426	$(724)		$13,702

a
Unamortized balance of financing fees related to converted debenture to additional paid-in-capital.

b
Accrued interest through 7/31/2001 on convertible debenture to be added to amount converted to preferred shares

c
Original convertible principal ($7,500,000) plus accrued interest through 6/30/2001 ($11,000), less remaining beneficial conversion balance ($4,624,000).

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  Exhibit 99.01